                                                                      EXHIBIT 11

                     SUNRISE MEDICAL INC. AND SUBSIDIARIES

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

        FISCAL YEARS ENDED JUNE 28, 1996, JUNE 30, 1995 AND JULY 1, 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        1996     1995    1994
                                                      --------  ------- -------
PRIMARY EARNINGS PER SHARE:
Net income (loss).................................... $(40,867) $19,471 $21,809
Weighted average number of shares:
  Shares issued......................................   18,810   18,290  17,725
  Stock options......................................      --       529     592
                                                      --------  ------- -------
    Total............................................   18,810   18,819  18,317
                                                      --------  ------- -------
Net income (loss) per share.......................... $  (2.17) $  1.03 $  1.19
                                                      ========  ======= =======
FULLY DILUTED EARNINGS PER SHARE:
Net income (loss).................................... $(40,867) $19,471 $21,809
Weighted average number of shares:
  Shares issued......................................   18,810   18,290  17,725
  Stock options......................................      --       595     608
                                                      --------  ------- -------
    Total............................................   18,810   18,885  18,333
                                                      --------  ------- -------
Net income (loss) per share.......................... $  (2.17) $  1.03 $  1.19
                                                      ========  ======= =======